[ASSURANT, INC. LOGO OMITTED]
Press Contact: Drew Guthrie Manager, Communications and Media Relations Phone: 212-859-7002 Fax: 212-859-5893 drew.guthrie@assurant.com	Investor Relations: Melissa Kivett Vice President Investor Relations Phone: 212-859-7029 Fax: 212-859-5893 melissa.kivett@assurant.com	John Egan Vice President Investor Relations Phone: 212-859-7197 Fax: 212-859-5893 john.egan@assurant.com

Michel Baise Leaves Assurant Board of Directors as Part of 2005 Mandatorily Exchangeable Bond Agreement with Fortis Insurance N.V.

NEW YORK, Jan. 25, 2008 - Assurant, Inc. ("Assurant") (NYSE: AIZ), a premier provider of specialty insurance and insurance-related products and services, has announced that Michel Baise, member of the board and chief financial officer of Millenniumbcp Fortis Grupo Segurador, has stepped down from the Assurant board of directors effective today.

Mr. Baise, a director designated by Fortis to serve on the Assurant board, has stepped down pursuant to a January 10, 2005 Letter Agreement between Fortis and Assurant. The Letter Agreement provides for the resignation of any remaining directors designated by Fortis if its beneficial ownership of Assurant's outstanding common shares drops below 5%. On Monday January 28th, Fortis will cease to be a beneficial owner of more than 5% of Assurant common stock when certain mandatorily exchangeable bonds issued by Fortis become due.

Fortis will distribute approximately 19 million shares of Assurant common stock to the holders of the mandatorily exchangeable bonds. Following this transaction, Fortis will own approximately 4 million shares of Assurant common stock, or 3% of Assurant's shares outstanding. This transaction will not affect the calculation of Assurant's fully diluted common shares.

Assurant's board of directors plans to initiate a search for an independent director to fill the seat vacated by Mr. Baise.

J. Kerry Clayton, Assurant's interim president and chief executive officer, said: "We thank Michel for his service and valuable contributions as a member of our board of directors. Michel joined our board prior to our IPO and he has helped to guide our corporate strategy."

Assurant is a premier provider of specialized insurance products and related services in North America and selected international markets. Its four key businesses -- Assurant Solutions; Assurant Specialty Property; Assurant Health; and Assurant Employee Benefits -- have partnered with clients who are leaders in their industries and have built leadership positions in a number of specialty insurance market segments worldwide.

Assurant, a Fortune 500 company and a member of the S&P 500, is traded on the New York Stock Exchange under the symbol AIZ. Assurant has over $25 billion in assets and $7 billion in annual revenue. www.assurant.com